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                                                                    Exhibit 99.2
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FOR IMMEDIATE RELEASE

JULY 15, 1996 -- NationsBank Corporation has announced a new stock option award plan for associates. On July 1, 1996, approximately 16 million options were granted to more than 60,000 employees, from part-time associates through the level of vice president.

"The stock option plan gives associates an opportunity to participate in the success of the company," said NationsBank Chairman Hugh L. McColl Jr. "This option award recognizes the importance of our people and their individual effort in a tangible and meaningful way."

The exercise price for the options is $84.25, equal to the closing price of NationsBank common stock on July 1, 1996. Fifty percent of each associate's option can be exercised as early as Jan. 1, 1997, after NationsBank common stock closes at or above $100 a share for 10 consecutive trading days. The remaining 50 percent can be executed after NationsBank stock closes at or above $120 per share for 10 consecutive trading days.

Regardless of price, the options fully vest on July 1, 2000, and they expire on June 29, 2001.

This is the second NationsBank associate stock option plan in four years. In 1992, options on 7 million shares were awarded.

NationsBank is the fifth-largest U.S. banking company, with $192 billion in total assets at June 30, 1996, and full-service banking centers in nine states and the District of Columbia.
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Media contact: Martha Larsh   (704)  388-4379